PTC Announces Solid Q4 EPS Results, Initiates Q1 and FY’13 Targets

NEEDHAM, Mass.— October 31, 2012 -- PTC (Nasdaq: PMTC) today reported results for its fourth fiscal quarter and year ended September 30, 2012.

Highlights
• Q4 Results:
o Non-GAAP revenue of $325 million, down 5% year over year (flat on a constant currency basis)
o Non-GAAP EPS of $0.50, up 6% year over year (up 17% on a constant currency basis)
o Non-GAAP operating margin of 24.5%, up 180 basis points year over year (up 220 basis points on a constant currency basis)

o GAAP operating margin of 17.7% and GAAP EPS of $(0.71), in part reflecting a $124 million non-cash charge to the income tax provision to establish a valuation allowance against deferred tax assets in the U.S.

• FY’12 Results:
o Non-GAAP revenue of $1,258 million, up 8% year over year (up 10% on a constant currency basis)
o Non-GAAP EPS of $1.51, up 20% year over year (up 24% on a constant currency basis)
o Non-GAAP operating margin of 19.6%, up 190 basis points year over year (up 210 basis points on a constant currency basis)
o GAAP revenue of $1,256 million, GAAP EPS of $(0.30) and GAAP operating margin of 10.2%
• Q1 Guidance:
o Non-GAAP revenue of $315 to $325 million and non-GAAP EPS of $0.30 to $0.35
o License revenue of $75 to $85 million
o GAAP revenue of $313 to $323 million and GAAP EPS of $0.36 to $0.40, including $16 million of restructuring charges associated with cost actions initiated in Q1’13
o Assumes $1.30 USD / EURO
• FY’13 Targets:
o Non-GAAP revenue of $1,360 to $1,380 million; non-GAAP EPS of $1.70 to $1.80
o Non-GAAP operating margin of approximately 21.5%
o GAAP revenue of approximately $1,356 to $1,376 million and GAAP EPS of $1.11 to $1.16; GAAP operating margin of approximately 12.5%
o Assumes $1.30 USD / EURO

The Q4 non-GAAP operating margin and non-GAAP EPS results exclude $11.9 million of stock-based compensation expense, $8.7 million of acquisition-related intangible asset amortization, $1.3 million of acquisition-related expense and $122.3 million of income tax adjustments reflecting in large part a charge to the income tax provision to establish a valuation allowance against deferred tax assets in the U.S.  The Q4 non-GAAP EPS results include a tax rate of 23% and 121 million diluted shares outstanding.  The Q4 GAAP EPS results include a tax rate of 250% and 119 million shares outstanding.

Results Commentary
James Heppelmann, president and chief executive officer, commented, “Customer demand for our solutions increased in the fourth quarter in the Americas and Pacific Rim, but results in Europe and Japan were impacted by more cautious buying behavior from customers in those regions. Our license revenue of $100.7 million was down 6% year over year on a constant currency basis, at the lower end of our guidance range, reflecting pressure on larger license transactions due to soft economic conditions in the global manufacturing industry. Despite the weak macroeconomic environment, PTC continued to drive margin expansion and earnings growth with Q4 non-GAAP EPS at the high end of our guidance range.”

Heppelmann added, “Our PLM market momentum was evident in Q4 as we delivered record quarterly revenue in the Americas as customers continued to deepen their relationships with PTC. Market adoption of our Creo® next-generation CAD solutions is benefiting from our 2.0 release delivered this past spring and we anticipate continued momentum in FY’13. The pipeline for SLM again expanded in Q4 and with the addition of complementary SLM solutions from Servigistics, we are excited about our unique positioning in the growing after-market service market.”

“We had 35 large deals (recognized license + services revenue of more than $1 million) in Q4’12, driven primarily by activity in the Americas, where the number of large deals increased 90% year over year. For FY’12 large deal activity was approximately flat year-over-year, however the mix of large deal revenue was skewed more heavily toward Services, reflecting strong Enterprise implementation activity and a lower level of large license transactions. During the quarter we recognized revenue from leading organizations such as CooperStandard, L.L. Bean, Pratt & Whitney Rocketdyne, Knorr Bremse, KHS, Stryker, and the United States Army.”

Jeff Glidden, chief financial officer, commented, “From a profitability standpoint we had another solid quarter; we delivered $0.50 non-GAAP EPS and achieved a 24.5% non-GAAP operating margin. For the full year, our non-GAAP EPS increased 20% year over year to $1.51 and we achieved a non-GAAP operating margin of 19.6%, up 190 basis points year over year. We ended Q4 with $490 million of cash, up from $238 million at the end of Q3, reflecting in part $230 million in proceeds drawn from our credit facility to finance the Servigistics acquisition (which was paid when the acquisition closed on October 2, 2012) and $20 million in operating cash flow. For FY’12 we had a solid year from a cash flow perspective, generating $217 million or $1.80 per share in operating cash flow.”  In Q4, GAAP EPS was a loss of $0.71 reflecting a $124 million non-cash charge to the income tax provision to establish a valuation allowance against deferred U.S. tax assets. Q4 GAAP operating margin was 17.7%.

“Given our mix of revenue and expenses, historical profitability by region, and revenue and profitability outlook for FY’13, we are establishing a valuation allowance against our deferred tax assets in the U.S.  This resulted in a non-cash $124 million GAAP charge in Q4,” Glidden concluded.

Outlook Commentary
“We continue to be excited about our long-term growth opportunity based on the strength of our pipeline, our increased sales capacity, market acceptance of our products in core markets, as well as the significant interest we are seeing in our broader solution areas. Given the slowdown in the global manufacturing industry and uncertainty about the near-term economy, we believe it is prudent to provide a guidance range that reflects moderated revenue growth for FY’13,” said Heppelmann. “Importantly, we remain committed to driving operating margin expansion and achieving our goal of 25% to 27% non-GAAP operating margin in FY’15.”

Glidden added, “For Q1’13, we are providing guidance of $315 to $325 million in non-GAAP revenue with $75 to $85 million in license revenue, approximately $75 million in services revenue and $165 million in non-GAAP maintenance revenue. We are expecting Q1 non-GAAP EPS of $0.30 to $0.35 and GAAP EPS of $0.36 to $0.40, which includes $16 million of charges related to our previously announced Q1’13 restructuring.” The Q1 guidance assumes $1.30 USD / EURO, a non-GAAP tax rate of 23%, a GAAP tax benefit of approximately $42 million in part reflecting a one-time non-cash tax benefit associated with purchase accounting of the Servigistics acquisition and 122 million diluted shares outstanding. The Q1 non-GAAP guidance excludes $2 million of the effect of purchase accounting on maintenance revenue from Servigistics, $12 million of stock-based compensation expense, $16 million of restructuring costs, $5 million of acquisition related expenses, $11 million of acquisition-related intangible asset amortization expense, their related income tax effects, as well as any one time tax items.

Glidden continued, “Looking to the full year FY’13, we are targeting non-GAAP revenue of $1,360 to $1,380 million, representing 8% to 10% year-over-year growth. We are targeting license revenue of $370 to $380 million (up 6% to 9% year-over-year), services revenue of $330 to $340 million and non-GAAP maintenance revenue of approximately $660 million. Our commitment to profitability remains on track, and we believe that the cost control actions we initiated in Q1’13 help to position us to achieve our FY’13 EPS target, despite the lower view on revenue. We continue to work toward improvement in services non-GAAP net margins with a target of at least 12% for the year, and we are targeting approximately 200 basis points of non-GAAP operating margin improvement during FY’13. Our FY’13 non-GAAP EPS target is $1.70 to $1.80.” We are targeting GAAP revenue of $1,356 to $1,376 million and GAAP EPS of $1.11 to $1.16.

The FY’13 targets assume a non-GAAP tax rate of 23%, a GAAP tax rate of 5% and 122 million diluted shares outstanding.  The FY’13 non-GAAP targets exclude approximately $16 million in restructuring charges, $4 million for the effect of purchase accounting on acquired Servigistics deferred revenue, $50 million of stock-based compensation expense, $50 million of acquisition-related intangible asset amortization, $7 million of acquisition-related expenses, their related income tax effects, as well as any one time tax items.

(continues)

Q4 Earnings Conference Call and Webcast
Prepared remarks for the conference call have been posted to the investor relations section of our website.  The prepared remarks will not be read live; the call will be primarily Q&A.

What:	PTC Fiscal Q4 Conference Call and Webcast

When:	Thursday, November 1st, 2012 at 8:30 am (ET)

Dial-in:	1-800-857-5592 or 1-773-799-3757 Call Leader: James Heppelmann Passcode: PTC

Webcast:	www.ptc.com/for/investors.htm

Replay:
The audio replay of this event will be archived for public replay until 4:00 pm (CT) on
November 11, 2012 at 1-800-568-0480 Passcode: 5689.  To access the replay via webcast, please visit www.ptc.com/for/investors.htm.

FY’13 Investor Day
Management will host its FY’13 Investor Day in New York City on Thursday, November 8, 2012 from 10:00am to 3:00pm (ET). This event will be held at the NASDAQ MarketSite in Times Square.

What:	PTC FY’13 Investor Day

When:	Thursday, November 8th, 2012 from 10:00am to 3:00pm (ET)
Register:	Contact Kristen Whoriskey at 781-370-5689 or kwhoriskey@ptc.com
Webcast:	www.ptc.com/for/investors.htm

Replay:	The audio replay of this event will be archived for public replay until November 18, 2012 at www.ptc.com/for/investors.htm.

Important Information About Non-GAAP References
PTC provides non-GAAP supplemental information to its financial results.  Non-GAAP revenue, operating expenses, margin and EPS exclude the effect of purchase accounting on the fair value of acquired deferred revenue of MKS Inc. and Servigistics, Inc., stock-based compensation expense, amortization of acquired intangible assets, restructuring charges, acquisition-related expenses, certain foreign currency transaction losses, and the related tax effects of the preceding items and any one-time tax items.  We use these non-GAAP measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our core operating results. We believe that these non-GAAP measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals, communicated internally and externally, for managing our business and evaluating our performance. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to the results of peer companies.  In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.  However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC’s financial results. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results.

Forward-Looking Statements
Statements in this press release that are not historic facts, including statements about our fiscal 2013 and other future financial and growth expectations and anticipated tax rates are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected.  These risks include the possibility that the macroeconomic climate may not improve or may deteriorate, the possibility that customers may not purchase our solutions when or at the rates we expect, the possibility the foreign currency exchange rates may vary from our expectations and thereby affect our reported revenue and expense, the possibility that we may not achieve the license, services or maintenance growth rates that we expect, which could result in a different mix of revenue between license, service and maintenance and could impact our EPS results, the possibility that new products, including new releases of Creo and our newly expanded SLM solutions, may not generate the revenue we expect, the possibility that resource constraints and staff reductions could adversely affect our revenue, the possibility that our strategic investments may not generate the growth or revenues we expect, the possibility that the acquisition of Servigistics may not generate the revenue we expect, and the possibility that remedial actions relating to our previously announced investigation in China will have a material impact on our operations in China and that fines and penalties may be assessed against us in connection with this matter.  In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

PTC, the PTC logo, and all other PTC product names and logos are trademarks or registered trademarks of Parametric Technology Corporation or its subsidiaries in the United States and in other countries. All other companies referenced herein are trademarks or registered trademarks of their respective holders.

About PTC (www.ptc.com)
PTC (Nasdaq: PMTC) provides discrete manufacturers with software and services to meet the globalization, time-to-market and operational efficiency objectives of product development. Using the company’s PLM and CAD and related solutions, organizations in the Industrial, High-Tech, Aerospace/Defense, Automotive, Retail/Consumer and Life Sciences industries are able to support key business objectives such as reducing costs and shortening lead times while creating innovative products that meet customer needs and comply with industry regulations.

Investor Contact:
PTC Investor Relations
Tim Fox, 781-370-5961
tifox@ptc.com

Media Contact:
PTC Public Relations
Eric Snow, 781-370-6210
esnow@ptc.com

PARAMETRIC TECHNOLOGY CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Year Ended
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011

Revenue:
License	$100,698	$111,002	$348,394	$342,121
Service	224,597	228,423	907,285	824,828
Total revenue	325,295	339,425	1,255,679	1,166,949

Cost of revenue:
Cost of license revenue (1)	7,478	8,663	30,595	28,792
Cost of service revenue (1)	80,361	89,864	341,533	327,976
Total cost of revenue	87,839	98,527	372,128	356,768

Gross margin	237,456	240,898	883,551	810,181

Operating expenses:
Sales and marketing (1)	94,350	98,261	377,796	353,051
Research and development (1)	52,131	55,730	214,960	211,406
General and administrative (1)	28,511	30,213	117,468	110,291
Amortization of acquired intangible assets	4,859	5,446	20,303	18,319
Restructuring charges	-	-	24,928	-
Total operating expenses	179,851	189,650	755,455	693,067

Operating income	57,605	51,248	128,096	117,114
Other expense, net	(1,446)	(3,587)	(7,360)	(12,566)
Income before income taxes	56,159	47,661	120,736	104,548
Provision for income taxes	140,144	10,040	156,134	19,124
Net income (loss)	$(83,985)	$37,621	$(35,398)	$85,424

Earnings (loss) per share:
Basic	$(0.71)	$0.32	$(0.30)	$0.73
Weighted average shares outstanding	119,048	117,095	118,705	117,579

Diluted	$(0.71)	$0.31	$(0.30)	$0.71
Weighted average shares outstanding	119,048	120,091	118,705	120,974

(1)	The amounts in the tables above include stock-based compensation as follows:

	Three Months Ended		Year Ended
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011
Cost of license revenue	$6	$5	$22	$15
Cost of service revenue	2,182	2,155	8,916	7,732
Sales and marketing	3,441	3,587	13,809	11,428
Research and development	2,086	2,395	8,761	8,547
General and administrative	4,185	4,802	19,797	17,680
Total stock-based compensation	$11,900	$12,944	$51,305	$45,402

PARAMETRIC TECHNOLOGY CORPORATION
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Year Ended
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011

GAAP revenue	$325,295	$339,425	$1,255,679	$1,166,949
Fair value of acquired MKS deferred maintenance
revenue	-	1,913	2,485	2,606
Non-GAAP revenue	$325,295	$341,338	$1,258,164	$1,169,555

GAAP gross margin	$237,456	$240,898	$883,551	$810,181
Fair value of acquired MKS deferred maintenance
revenue	-	1,913	2,485	2,606
Stock-based compensation	2,188	2,160	8,938	7,747
Amortization of acquired intangible assets
included in cost of license revenue	3,852	4,796	15,819	15,393
Non-GAAP gross margin	$243,496	$249,767	$910,793	$835,927

GAAP operating income	$57,605	$51,248	$128,096	$117,114
Fair value of acquired MKS deferred maintenance
revenue	-	1,913	2,485	2,606
Stock-based compensation	11,900	12,944	51,305	45,402
Amortization of acquired intangible assets
included in cost of license revenue	3,852	4,796	15,819	15,393
Amortization of acquired intangible assets	4,859	5,446	20,303	18,319
Acquisition-related charges included in
general and administrative expenses	1,321	1,112	3,833	7,761
Restructuring charges	-	-	24,928	-
Non-GAAP operating income (2)	$79,537	$77,459	$246,769	$206,595

GAAP net income (loss)	$(83,985)	$37,621	$(35,398)	$85,424
Fair value of acquired MKS deferred maintenance
revenue	-	1,913	2,485	2,606
Stock-based compensation	11,900	12,944	51,305	45,402
Amortization of acquired intangible assets
included in cost of license revenue	3,852	4,796	15,819	15,393
Amortization of acquired intangible assets	4,859	5,446	20,303	18,319
Acquisition-related charges included in
general and administrative expenses	1,321	1,112	3,833	7,761
Restructuring charges	-	-	24,928	-
Non-operating foreign currency transaction losses (3)	-	-	761	5,107
Income tax adjustments (4)	122,255	(7,662)	98,827	(27,846)
Non-GAAP net income	$60,202	$56,170	$182,863	$152,166

GAAP diluted earnings (loss) per share	$(0.71)	$0.31	$(0.30)	$0.71
Stock-based compensation	0.10	0.11	0.42	0.38
Amortization of acquired intangibles	0.07	0.09	0.30	0.28
Acquisition-related charge	0.01	0.01	0.03	0.06
Restructuring charges	-	-	0.21	-
Income tax adjustments	1.01	(0.06)	0.82	(0.23)
Non-operating foreign currency transaction losses	-	-	0.01	0.04
All other items identified above	-	0.01	0.02	0.02
Non-GAAP diluted earnings per share	$0.50	$0.47	$1.51	$1.26

GAAP diluted weighted average shares outstanding	119,048	120,091	118,705	120,974
Dilutive effect of stock based compensation plans	2,227	-	2,293	-
Non-GAAP diluted weighted average shares outstanding	121,275	120,091	120,998	120,974

(2)	Operating margin impact of non-GAAP adjustments:
		Three Months Ended		Year Ended
		September 30,	September 30,	September 30,	September 30,
		2012	2011	2012	2011
GAAP operating margin		17.7%	15.1%	10.2%	10.0%
	Fair value of deferred maintenance revenue	0.0%	0.6%	0.2%	0.2%
	Stock-based compensation	3.7%	3.8%	4.1%	3.9%
	Amortization of acquired intangibles	2.7%	3.0%	2.9%	2.9%
	Acquisition-related charges	0.4%	0.3%	0.3%	0.7%
	Restructuring charges	0.0%	0.0%	2.0%	0.0%
Non-GAAP operating margin		24.5%	22.7%	19.6%	17.7%

(3)
In the first quarter of 2012 we recorded $0.8 million of foreign currency transaction losses related to MKS legal entity mergers completed during the quarter. In the third quarter of 2011, in connection with our acquisition of MKS, we had entered into forward contracts to reduce our foreign currency exposure related to changes in the Canadian to U.S. Dollar exchange rate from the time we entered into the agreement in early April to acquire MKS (the purchase price was in Canadian Dollars) and the closing date which occurred on May 31, 2011. We realized foreign currency losses of $4.4 million recorded as other expense related to the acquisition. In the first quarter of 2011 we recorded $0.7 million of foreign currency losses related to a previously announced litigation settlement in Japan.

(4)	Reflects the tax effects of non-GAAP adjustments for the fourth quarter and full year of 2012 and 2011, which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above, as well as one-time non-cash GAAP charges, net, of $124.5 million related to the establishsement of a valuation allowance against our net U.S. deferred tax assets and $5.4 million, net primarily related to foreign tax credits which would be fully realized on a non-GAAP basis recorded in the fourth quarter of 2012; $3.3 million primarily related to acquired legal entity integration activities recorded in the third quarter of 2012; and $1.4 million related to the impact from a reduction in the statutory tax rate in Japan on deferred tax assets from a litigation settlement recorded in the first quarter of 2012. The third quarter of 2011 reflects a one-time non-cash GAAP charge of $1.9 million related to a legal entity reorganization.

PARAMETRIC TECHNOLOGY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	September 30,
	2012	2011

ASSETS

Cash and cash equivalents	$489,543	$167,878
Accounts receivable, net	217,370	230,220
Property and equipment, net	63,466	62,569
Goodwill and acquired intangible assets, net	796,232	835,411
Other assets	209,765	333,604

Total assets	$1,776,376	$1,629,682

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred revenue	$327,529	$294,324
Borrowings under revolving credit facility	370,000	200,000
Other liabilities	281,588	312,668
Stockholders' equity	797,259	822,690

Total liabilities and stockholders' equity	$1,776,376	$1,629,682

PARAMETRIC TECHNOLOGY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Year Ended
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011

Cash flows from operating activities:
Net income (loss)	$(83,985)	$37,621	$(35,398)	$85,424
Stock-based compensation	11,900	12,944	51,305	45,402
Depreciation and amortization	16,319	17,847	66,471	62,394
Accounts receivable	(9,473)	(50,393)	32,309	(32,334)
Accounts payable and accruals (5)	(1,390)	7,908	(7,682)	(3,846)
Deferred revenue	(37,866)	(28,630)	14,362	8,195
Litigation settlement	-	-	-	(52,129)
Income taxes	129,962	1,723	101,851	(16,132)
Excess tax benefits from stock-based awards	(1,644)	(3,091)	(2,097)	(5,398)
Other	(3,665)	4,098	(3,919)	(12,878)
Net cash provided by operating activities (6)	20,158	27	217,202	78,698

Capital expenditures	(8,907)	(9,522)	(31,413)	(27,817)
Acquisitions of businesses, net of cash acquired (7)	950	(14,873)	(220)	(280,026)
Proceeds (payments) on debt, net (8)	230,000	(50,000)	170,000	200,000
Proceeds from issuance of common stock	5,895	2,495	21,210	24,756
Payments of withholding taxes in connection with
vesting of stock-based awards	(74)	(468)	(20,967)	(22,520)
Repurchases of common stock	-	(14,974)	(34,953)	(54,921)
Excess tax benefits from stock-based awards	1,644	3,091	2,097	5,398
Other investing and financing activities	(1,951)	(2,293)	(1,951)	(2,293)
Foreign exchange impact on cash	3,781	(6,356)	660	6,350

Net change in cash and cash equivalents	251,496	(92,873)	321,665	(72,375)
Cash and cash equivalents, beginning of period	238,047	260,751	167,878	240,253
Cash and cash equivalents, end of period	$489,543	$167,878	$489,543	$167,878

(5)	Includes accounts payable, accrued expenses, and accrued compensation and benefits

(6)
The cash flow from operations for the three months and year ended September 30, 2011 includes cash outflows of approximately $2 million and $12 million, respectively for PTC's MKS and 4CS acquisition-related costs paid after their respective acquisition dates.

(7)	We acquired MKS on May 31, 2011, for $265.2 million (net of cash acquired) which was partially funded with $250 million in borrowings under our revolving credit facility.

(8)	We borrowed $230 million under our credit facility in the fourth quarter of 2012, in anticipation of our acquisition of Servigistics on October 2, 2012.